Contact: C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com

KCS Names New Finance Department Leadership

Kansas City, Mo., May 12, 2006 – Kansas City Southern (KCS) (NYSE: KSU) today announced the appointment of two new officers and the promotion of two officers.

Patrick J. Ottensmeyer has been named executive vice president and chief financial officer. Mr. Ottensmeyer brings over 25 years of financial experience to KCS. Most recently, he served as chief financial officer of Intranasal Therapeutics, Inc. He has also served as vice president finance and treasurer for BNSF Railway and senior vice president for Bank of America. He holds a bachelor of science in finance from Indiana University and is an executive in residence on the finance advisory board at DePaul University. Mr. Ottensmeyer will lead KCS’ international finance department.

“Pat understands the rail industry and brings a broad set of financial and leadership skills to our company,” said KCS chairman, president and chief executive officer Michael R. Haverty. “We look forward to his contributions as we continue to drive costs out of our newly integrated rail network.”

Susan B. Wollenberg has been promoted to vice president financial planning and administration. Ms. Wollenberg joined KCS in early April 2006 and will serve as interim chief accounting officer. She is a former chief financial officer for E.W. Blanch Holdings, Inc. and has ten years experience with GE Capital Services, where she held various financial roles, including manager strategic investments and second vice president. She is a certified public accountant and holds a bachelor of science in business from the University of Kansas. She is a member of the American Institute of Certified Public Accountants and Financial Executives International. She also serves on the board of directors of Windhaven Insurance Company.

Julio Quintero has been named controller for Kansas City Southern de Mexico (KCSM) and will be based in Monterrey, N.L. While leading the accounting department in Monterrey, he will spend his first six months with the holding company in Kansas City to ensure standardized accounting procedures in both countries. Mr. Quintero joins KCSM from Wyeth Pharmaceuticals, where he served as controller for Mexico and Central America with responsibilities for cost accounting, treasury and Sarbanes Oxley compliance. He has also served as controller for Baxter International and treasurer for Daimler-Chrysler in Mexico City. Mr. Quintero holds a bachelor’s degree in accounting from Instituto Politecnico Nacional and has completed a diploma course in finance from Instituto Tecnologico y de Estudios Superiores de Monterrey.

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T. Nicholas Nocita has been promoted from general director financial compliance to assistant vice president international internal audit and financial compliance and retains responsibility for Sarbanes Oxley compliance in both the U.S and Mexico. Mr. Nocita joined the company in 1998. Prior to joining KCS, he spent nine years as a certified public accountant in Kansas City. He holds a bachelor of science in business administration accounting from the University of Kansas.

KCS thanks former executive vice president and chief financial officer Ronald G. Russ and former vice president and comptroller James S. Brook for their service to the company.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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